EXHIBIT 10.37

Edible Garden AG Incorporated 283 County Road 519 Belvidere, NJ 07823-2742

November 11, 2025

Mathew McConnell

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Dear Mathew McConnell,

On behalf of Edible Garden AG Inc, I am pleased to extend an offer to you as Executive Vice President for Edible Garden AG Inc, reporting to Jim Kras, Chief Executive Officer. You have come highly recommended as a person with respected knowledge and experience, and as one who will make a valuable contribution to our company and the future of the industry.  Unless otherwise agreed, your first day of employment will be Monday, December 1, 2025 and your role will be based in Belvidere, New Jersey.

The Company will pay you a salary at an annual rate of $275,000.00 in installments in accordance with the Company’s payroll schedule. This position is considered an exempt position for purposes of State and Federal wage-hour law, which means that you will not be eligible for overtime pay for hours worked over forty (40) in a given work week. Your first paycheck will be issued on December 19th, 2025 following a bi-weekly schedule.

In addition to your compensation, you will be eligible to receive additional benefits which are offered to Edible Garden employees, effective after the first 90-days of employment:

o	Employer-paid Medical Coverage for Employee
o	Participation in the company-wide 401(k)
o	Supplemental Life, Dental, and Vision
o	Paid Time Off: Annual accrual of 15 days of PTO. Due to the seasonal nature of our business, certain blackout dates may apply, particularly around core holidays. Please refer to the Employee Handbook for the full PTO policy and scheduling guidelines.

In the event of voluntary resignation, you are required to provide a written notice to the company at least 4 weeks in advance of the effective termination date.

Representation Regarding Other Obligations: You represent that you have provided to the Company a copy of any confidentiality, noncompetition, nonsolicitation or other restrictive covenant agreement you have with your current employer. If you have entered into any other agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. This offer is conditioned on your representation that (i) you are not subject to any confidentiality, non-competition, nonsolicitation or other agreement or obligation that may affect your ability to devote full time and attention to your work at the Company; and (ii) you will not bring with you, use or disclose any confidential information from any former employer or service recipient.

Edible Garden AG Incorporated 283 County Road 519 Belvidere, NJ 07823-2742

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms and conditions of employment outlined in this letter are subject to change at any time by the Company in its discretion. You also must sign the Company’s standard Employee Confidentiality, Assignment and Non- Competition Agreement (the “Employee Agreement”) as a condition of your employment. A copy of the Employee Agreement is enclosed and incorporated herein by reference. This letter and the Employee Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. By signing below, you agree that you are not relying on any representation, communication or understanding with or from the Company (including any Company employee or agent). Unless otherwise expressly provided in the Employee Agreement, any disputes between you and the Company shall be governed by New Jersey law and shall be heard exclusively in the state and federal courts of New Jersey. You and the Company waive any right to a jury in the event of such dispute. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States, as well as your satisfactory completion of reference and background checks.

Please confirm your acceptance of this offer of employment by signing below and returning a copy to HR Manager within five days of receipt of this agreement in order for the HR Department can send you a new employee onboarding package.

Accepted and agreed:

/s/ Mathew McConnell
Mathew McConnell

Date:	November 11, 2025

Accepted and agreed:

/s/ James E. Kras
James E. Kras
Chief Executive Officer

Date:	November 11, 2025

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